Exhibit 1.26

Stezzano, Italy, 24 April 2024

Effectiveness of Brembo’s Cross-Border Conversion and allotment of special voting shares

Brembo S.p.A. (“Brembo” or the “Company”) announces that:

1.
Transaction effectiveness: as of today, 24 April 2024, the cross-border conversion of the Company into a naamloze vennootschap (N.V.), governed by the laws of the Netherlands, has become effective. As a result, the Company’s new name is Brembo N.V. and its legal seat has transferred to Amsterdam, the Netherlands. A secondary office of the Company, with permanent representation, was also established today in Italy pursuant to Article 2508 of the Italian Civil Code, and the related registration with the Companies’ Register of Bergamo was requested.

2.
New ISIN Code: Brembo shares will continue to be listed on Euronext Milan, a regulated market organised and managed by Borsa Italiana S.p.A., under the new ISIN code: NL0015001KT6 as of today’s date. No actions are required from shareholders in this regard.

3.
New home member state: As a result of the cross-border conversion to the Netherlands, the Company's home member state for EU Transparency Directive purposes is the Netherlands, and the Company will be supervised by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) under such directive.

4.	Allotment of Special Voting Shares: Brembo’s shareholders who, as of today’s date,

(i)	are not entitled to the increased voting right mechanism pursuant to Italian laws, but

a)
had anyway registered (or had validly submitted a request for registration of) their ordinary shares in the special register established pursuant to Article 127-quinquies, paragraph 2, of TUF (the “Italian Special List”) on or before 19 August 2023 (the “Final Term”), shall be entitled to receive — for each ordinary share held and which has been continuously registered in the Italian Special List — 1 (one) special voting share of category “A” granting 1 (one) voting right (the “Special Voting Shares A”), as long as the relevant shareholder makes such application as provided below. The Special Voting Shares A will be allotted by 17 May 2024.

Following the allotment of the Special Voting Shares A, shareholders shall be entitled to exercise a total of 2 (two) voting rights for each ordinary share that they hold.

In addition, Brembo’s shareholders as per point (i) a) above, who had registered (or had validly submitted a request for registration of) their ordinary shares in the Italian Special List before 20 June 2023, shall be entitled to receive — for each ordinary share held and which has been continuously registered in the special register maintained by Brembo pursuant to the Terms and Conditions of the Special Voting Shares (the “Loyalty Register”) – 1 (one) special voting share of category “B” granting 2 (two) voting rights (the “Special Voting Shares B”), at the earlier between the end of (1) the 24th (twenty-fourth) month from the registration of the ordinary shares in the Italian Special List, and (2) 1 (one) year of uninterrupted holding of the Special Voting Shares A (as well as of continuous registration of the ordinary shares to which such Special Voting Shares A are associated within the Loyalty Register). For this purpose, the corresponding Special Voting Shares A will convert, according to a ratio of 1:1, into Special Voting Shares B.

Following the allotment of the Special Voting Shares B, shareholders shall be entitled to exercise a total of 3 (three) voting rights for each ordinary share that they hold;

b)
had anyway registered (or had validly submitted a request for registration of) their ordinary shares in the Italian Special List after the Final Term (i.e., after 19 August 2023) in accordance with applicable Italian laws, shall be entitled to receive — for each ordinary share held and which has been continuously registered in the Loyalty Register – 1 (one) Special Voting Share A, after 1 (one) year of uninterrupted holding of the ordinary shares, as well as of continuous registration of the same in the Loyalty Register. In order to calculate this one-year period, the previous period of registration in the Italian Special List shall also be taken into account.

Following the allotment of the Special Voting Shares A, shareholders shall be entitled to exercise a total of 2 (two) voting rights for each ordinary share that they hold;

(ii)
are entitled to the increased voting right mechanism pursuant to Italian laws, shall be entitled to receive — for each ordinary share held and which has been continuously registered in the Italian Special List – 1 (one) Special Voting Share B, as long as the relevant shareholder makes such application as provided below. The Special Voting Shares B will be allotted by 17 May 2024. Following the allotment of the Special Voting Shares B, shareholders shall be entitled to exercise a total of 3 (three) voting rights for each ordinary share that they hold.

In order to receive the allotment of Special Voting Shares A or, as the case may be, Special Voting Shares B, shareholders have to complete a specific form and the power of attorney form (available on the Company’s website at www.brembo.com, section “Investors, For Shareholders, Special Voting Shares”) and forward such documents to Computershare S.p.A., in its capacity as Brembo’s appointed agent, no later than 10 May 2024.

For more information on the allotment, purchase, conversion, holding, sale, buy-back and transfer of Special Voting Shares, reference is made to the Terms and Conditions of the Special Voting Shares available on the Company’s website at www.brembo.com (section “Investors, For Shareholders, Special Voting Shares).

This press release is available on the Company’s website at www.brembo.com, as well as on the authorised storage system 1info-storage at www.1info.it.

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DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

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For information:	Laura Panseri – Head of Investor Relations Brembo
Ph. +39 035 6052145 @: laura_panseri@brembo.it

Daniele Zibetti – Corporate Media Relations Brembo
Ph. +39 035 6053138 @: daniele_zibetti@brembo.it

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